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Rider attached to and forming a part of Policy issued by MONY Life Insurance
Company of America

Unless shown in the Rider Schedule below, the effective date of this Rider is the Date of Issue of the Policy and the Benefit Amount is as shown on Policy Page 3. If any provision of this Rider is inconsistent with any provision of the Policy, the Rider provision controls the Rider.

RIDER SCHEDULE (to be completed ONLY if Rider is attached after the Date of Issue of the Policy)

This Rider is issued in consideration of the application and payment of any minimum premiums. A copy of the application is attached to the Rider.

Policy No:
Insured:
Benefit Amount:
Date of Issue of this Rider:
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                    ACCIDENTAL DEATH AND DISMEMBERMENT RIDER

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The Benefit

What is the Benefit of this Rider?

We will pay the applicable percentage of the Benefit Amount for the Accidental Death or Dismemberment incurred by the Insured. Payment is subject to receipt at our Administrative Office of due proof of an Accidental Death or Dismemberment of the Insured. The Loss must have occurred:

(a)  within 90 days of the accident causing such Loss;
(b) on or after the policy anniversary immediately following the Insured's 5th birthday and before the policy anniversary immediately following the Insured's 70th birthday; and
(c) while this Rider is in force and no monthly deduction for the Policy is in default beyond its grace period.

Payment is subject to all provisions and limitations of this Rider and the Policy to which it is attached.

Loss                                     % of Benefit Amount

Death                                            100%
2 hands or 2 feet                                100%
Sight of 2 eyes                                  100%
1 hand and 1 foot                                100%
1 hand and sight of 1 eye                        100%
1 foot and sight of 1 eye                        100%
1 hand or 1 foot                                  50%
Sight of 1 eye                                    50%

What does Loss mean?

Loss means:

(a)  death;
(b)  severance of a hand at or above the wrist;
(c) severance of a foot at or above the ankle; and (d) the entire and irrecoverable loss of sight of an eye beyond remedy by surgical means or otherwise.

What is the Benefit Amount?

The Benefit Amount is shown on Policy Page 3 or in the Rider Schedule.

What does Accidental Death and Dismemberment mean?

Death or dismemberment resulting, directly and independently of all other causes, from accidental bodily injury and a cause not mentioned under "Risks Not Assumed".

What happens if more than one Loss is suffered as the result of one accident?

If more than one Loss is suffered in any one accident, the total amount payable for all such Losses will be the largest Benefit Amount payable for any one Loss as shown in and described in this Rider. In no event will the total amount payable exceed the largest Benefit Amount allowed under this Rider.

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Who receives the benefit payable under this Rider?

Unless otherwise provided by endorsement, the benefit payable upon Accidental Death will be paid to the Beneficiary of the Policy. The benefit payable for any other Loss will be paid to the Owner.

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Public Conveyance Benefit

What is the Public Conveyance Benefit?

If the Insured's accidental death occured as a result of riding as a passenger in a public conveyance, we will pay an amount equal to twice the Benefit Amount. We will require due proof that the death occured in this manner. Payment is subject to all the terms of this Rider.

What does "Public Conveyance" mean?

A Public Conveyance is any conveyance then being operated commercially to transport passengers for hire.

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Risks Not Assumed

Are there causes of death or dismemberment not covered under this Rider?

        Yes. Loss which is a direct or indirect result of any of the following causes will not be considered Accidental Death or Dismemberment:

(a)  disease or bodily or mental infirmity;
(b)  suicide or intentionally self-inflicted injury;
(c)  overdose of drugs unless administered by someone other than the Insured;
(d) war, declared or undeclared, or any act incident to war, including armed aggression by one or more countries resisted on orders of any other country or international organization;
(e) operating, riding in, or descending from, any kind of aircraft or spacecraft except when riding as a passenger in an aircraft; and
(f) accidental bodily injury occurring prior to the Date of Issue of this Rider.

What does "Passenger" mean?

"Passenger" means a person traveling solely as such. It does not include anyone receiving training or having any duties aboard the conveyance, whether or not pertaining to the trip.

What does "Aircraft" and "Spacecraft" mean?

"Aircraft" means any kind of conveyance designed or used for flying within the Earth's atmosphere, except one operated by any government or its agencies (other than the officially designated military air transport service of the United States or Canada for the primary purpose of transporting passengers.) "Spacecraft" means any kind of conveyance designed or used for travel or other movement outside the Earth's atmosphere.

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Rider Cost

When is the monthly cost of this Rider deducted and what is it based on?

The monthly cost of this Rider is deducted from the fund value on each Monthly Anniversary Day. It is based on:

(a)  the Insured's attained age on that Day; and

(b)  the rates that apply to the Benefit Amount.

The monthly rates for the Benefit Amount are shown in Section 2 of the Policy or in a supplement to this Rider.

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When will monthly deductions not be made?

Monthly deductions will not be made for this Rider: (a) before the policy anniversary immediately following the Insured's 5th birthday; and (b) after it ends.

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Examination and Autopsy

What will the Company require before making payment under this Rider?

Before we make any payment under this Rider, we shall have the right and opportunity to have the Insured examined, at our expense, by a medical examiner or, in the event of death, to make an autopsy, at our expense, before or after burial, unless prohibited by law.

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General Provisions

Can this Rider be contested?

This Rider will be incontestable, as to statements made in the application for it, after it has been in 6$ force during the lifetime of the Insured for 2 years from its Date of Issue.

How are the proceeds paid under this Rider?

Any proceeds payable due to a Loss other than death under this Rider will be paid in a single sum. Any proceeds payable due to death will be added to the death proceeds payable under the Policy.

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Rider Termination

When will this Rider end?

This Rider will end on the earliest of:

(a) the Monthly Anniversary Day that falls on, or next follows, the date we receive at our Administrative Office, written request to end it;
(b)  the date this Policy goes out of force;
(c) the day before the policy anniversary immediately following the Insured's 70th birthday; and
(d) upon the occurrence of an accident for which a benefit is payable under this Rider.

What does it mean when the Rider ends?

On and after its end, this Rider will have no force.

Attached on its Date of Issue.

/s/ DAVID S. WALDMAN

DAVID S. WALDMAN, Secretary